Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 7, 2013

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY COMPLETES CONSTRUCTION OF PHASE I OF THE

CAJUN-SIBON NATURAL GAS LIQUIDS EXPANSION PROJECT

DALLAS, November 7, 2013 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), today announced that the Partnership has completed construction of Phase I of the Cajun-Sibon natural gas liquids (NGL) expansion project. The project connects the Partnership’s Eunice fractionator in South Louisiana to Mt. Belvieu supply pipelines in East Texas. Pipeline operations were completed in the first week of October and commercial deliveries of NGL product to the Eunice, Riverside and Plaquemine fractionators began shortly thereafter. The Eunice fractionator began operations on November 6 at a rate of 15,000 barrels of NGL per day. The pipeline is currently delivering approximately 25,000 to 30,000 barrels per day of product into various Louisiana delivery points and is expected to be moving its full volume of approximately 70,000 barrels per day by the end of 2013.

“The Cajun-Sibon expansion project allows us to capitalize on the robust southeastern Louisiana NGL market,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “Our strategic footprint in the region will allow us to benefit as market demand continues to increase and we are well positioned to capitalize on additional growth opportunities from our expanded NGL platform.”

The second phase of the expansion project is scheduled for completion in the second-half of 2014 and includes expanding the Cajun-Sibon pipeline capacity by an additional 50,000 barrels per day to a total of 120,000 barrels per day; the installation of a 100,000 barrel per day fractionator adjacent to the Partnership’s existing Plaquemine natural gas processing complex; the modification of the Riverside fractionator facility; and the construction of several natural gas and NGL pipelines to expand the Partnership’s capabilities and market connectivity.

The Partnership expects the combined contribution of both phases of the Cajun-Sibon expansion project to be approximately $115 to $130 million of annual run-rate adjusted EBITDA when completed, which is expected to occur in the second-half of 2014. Adjusted EBITDA is explained in greater detail under “Non-GAAP Financial Information.”

The expansion projects are supported by a 10-year supply agreement with Dow Hydrocarbons and Resources LLC and a 5-year supply agreement with Williams Olefins, LLC.

About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption. XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive truck fleet. XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns the general partner interest, the incentive distribution rights and a portion of the limited partner interests in Crosstex Energy, L.P. as well as the majority interest in E2, a services company focused on the Utica Shale play in the Ohio River Valley.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains a non-generally accepted accounting principle financial measure that the Partnership refers to as adjusted EBITDA. Adjusted EBITDA is defined as net income plus interest expense, provision for income taxes, depreciation and amortization expense, impairments, stock-based compensation, (gain) loss on non-cash derivatives, distribution from a limited liability company and non-controlling interest; less gain on sale of property and equity in earnings of a limited liability company. The amounts included in the calculation of this measure is computed in accordance with generally accepted accounting principles (GAAP).

The Partnership believes this measure is useful to investors because it may provide users of this financial information with a meaningful comparison between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Adjusted EBITDA, as defined above, is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for a metric prepared in accordance with GAAP.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to forecasts regarding capacity, volumes delivered in the future, adjusted EBITDA contributions and timing for completing the Cajun-Sibon expansion project, as well as the Partnership’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.